Exhibit 99.1
Contacts:
Patrick Walsh, CFO
Jodi Wright, Media & Investor Relations
317.266.0100
For Immediate Release
Thursday, May 22, 2008
Emmis Communications Adds Preferred Stock to Stock Repurchase Plan
Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) announced today that the Company’s Board of Directors has revised its previously announced $50 million stock repurchase plan to allow for the repurchase of both Common Stock and Preferred Stock (EMMSP). The repurchase was originally authorized in August 2007.
Transactions may occur from time to time, either on the open market or privately negotiated. Purchases are expected to be financed through cash flows from operations and borrowings under Emmis’ existing credit facility. The stock repurchase is subject to prevailing market conditions and other considerations.
Emmis Communications – Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind.. Emmis also owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.
The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.
Note: Certain statements included in this release or in the attached financial data which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	changes in radio audience measurement methodologies;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the company with the Securities and Exchange Commission.
Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.